Filed Pursuant to Rule 433

Registration No. 333-159244-01

November 3, 2011

TUCSON ELECTRIC

POWER COMPANY

$250,000,000

5.15% Notes due November 15, 2021

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company

Security:	5.15% Notes due November 15, 2021

Ratings:*	Baa3/BBB-/BBB- (Moody’s/Standard & Poor’s/Fitch)

Principal Amount:	$250,000,000

Trade Date:	November 3, 2011

Settlement Date:	November 8, 2011 (T+3)

Maturity Date:	November 15, 2021

Interest Payment Dates:	May 15 and November 15 of each year, commencing May 15, 2012

Coupon:	5.15%

Public Offering Price:	99.682% per Note

Yield to Maturity:	5.191%

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Yield:	2.066%

Spread to Benchmark Treasury:	312.5 bps

Optional Redemption:	Make-whole call at any time prior to August 15, 2021 at 50 bps spread over Benchmark Treasury.

Callable on or after August 15, 2021 at par.

CUSIP/ISIN:	898813AK6/US898813AK67

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.